JS Capital Management LLC SC 13D

Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing, along with the other such undersigned, on behalf of the Reporting Persons (as defined in the joint filing), of a statement on Schedule 13D (including amendments thereto) with respect to the Class A Common Stock and Warrants to purchase Class A Common Stock of Ranpak Holdings Corp. and that this agreement be included as an Exhibit 1 to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned hereby executes this agreement as of this 10th day of June, 2019.

JS CAPITAL MANAGEMENT LLC

/s/ Richard D. Holahan, Jr.
By: Title:	Richard D. Holahan, Jr. Vice President

/s/ Jonathan Soros
Jonathan Soros